UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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HEALTHCARE SERVICES GROUP, INC.
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTHCARE SERVICES GROUP, INC.
3220 Tillman Drive
Suite 300
Bensalem, Pennsylvania 19020

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 26, 2015

To the Shareholders of
HEALTHCARE SERVICES GROUP, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting (the “Annual Meeting”) of Shareholders of Healthcare Services Group, Inc. (the “Company") will be held at the Courtyard Philadelphia Bensalem, 3280 Tillman Drive, Bensalem, Pennsylvania 19020, on May 26, 2015, at 10:00 A.M., for the following purposes:

1	To elect ten directors;

2	To approve and ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for its current fiscal year ending December 31, 2015;

3	An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement;

4	To consider one shareholder proposal, if properly presented; and

5	To consider and act upon such other business as may properly come before the Annual Meeting and any adjournment or postponement.

Only shareholders of record at the close of business on April 2, 2015 will be entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of
Proxy Materials for the Shareholders
meeting to be held on May 26, 2015

The proxy statement and annual report to shareholders are available under “2015 Proxy Materials” at www.proxydocs.com/hcsg.

Please sign and promptly mail the enclosed proxy, whether or not you expect to attend the Annual Meeting, in order that your shares may be voted for you. A return envelope is provided for your convenience.

By Order of the Board of Directors,

DANIEL P. MCCARTNEY Chairman and Chief Executive Officer

Dated:	April 14, 2015
Bensalem, Pennsylvania

HEALTHCARE SERVICES GROUP, INC.
3220 Tillman Drive
Suite 300
Bensalem, Pennsylvania 19020

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
May 26, 2015

SUMMARY OF THIS PROXY STATEMENT

This proxy statement contains information related to the annual meeting of shareholders (the “Annual Meeting”) of Healthcare Services Group, Inc. (the “Company," "we," "us" or "our"), to be held on Tuesday, May 26, 2015, beginning at 10:00 a.m. (EDT), to be held at the Courtyard Philadelphia Bensalem, 3280 Tillman Drive, Bensalem, Pennsylvania 19020, and at any postponements or adjournments thereof.

QUESTIONS AND ANSWERS ABOUT OUR ANNUAL MEETING

What is the Purpose of the Annual Meeting

At the Company’s Annual Meeting, shareholders will hear an update on the Company’s operations, have a chance to meet some of its directors and executives and will act on the following matters:

1	To elect ten directors to the Company’s Board of Directors to serve for a one year term and until the directors’ successors are elected and qualified (“Proposal No. 1”);

2	To approve and ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for its current fiscal year ending December 31, 2015 (“Proposal No. 2”);

3	An advisory vote on a non-binding resolution to approve the compensation of certain of our executive officers disclosed in this proxy statement (“Proposal No. 3”);

4	To consider one shareholder proposal, if properly presented at the Annual Meeting (“Proposal No.4”); and

5	To consider and act upon such other business as may properly come before the Annual Meeting and any adjournment or postponement.

Who May Vote; Date of Mailing

Only holders of record of our common stock at the close of business on April 2, 2015 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were issued and outstanding approximately 71,470,000 shares of our common stock. Each share of common stock entitles the holder thereof to one vote. This Proxy Statement is being mailed to shareholders on or about April 20, 2015.

What constitutes a quorum?

In order to carry on the business of the Annual Meeting, we must have a quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is required to constitute a quorum at the Annual Meeting.

How many votes are required to approve each proposal?

Election of Directors

The affirmative vote of a plurality of the shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote is required for the election to our Board of Directors of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors.

Ratification of Independent Registered Public Accounting Firm, Approval of Executive Compensation and Approval of Shareholder Proposal

The affirmative vote of the holders of a majority of the votes cast at the annual meeting in person or by proxy and entitled to vote is required for approval of Proposal No. 2, Proposal No. 3 and Proposal No. 4.

How are votes counted?

You may either vote ‘FOR’ or ‘WITHHOLD’ authority to vote for each nominee for election to the Board of Directors. You may vote ‘FOR,’ ‘AGAINST’ or ‘ABSTAIN’ on Proposal No. 2, Proposal No. 3 and Proposal No. 4. Abstentions will be counted as present for purposes of determining the existence of a quorum, but will have no effect on the vote of the particular proposal. If you sign and submit a proxy card without voting instructions, your shares will be voted ‘FOR’ each director nominee, ‘FOR’ Proposal No. 2 and Proposal No. 3, AGAINST Proposal No. 4 and ‘FOR’ or ‘AGAINST’ any other proposal as recommended by the Board of Directors.

What is a broker non-vote?

If shareholders do not give their brokers instructions as to how to vote shares held in street name, the brokers have discretionary authority to vote those shares on ‘routine’ matters, such as the ratification of independent registered public accounting firm, but not on ‘non-routine’ proposals, such as the election of directors, the advisory vote regarding executive compensation and the shareholder proposal. As a result, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers will be counted as present for the purpose of determining whether there is a quorum at the Annual Meeting, but will not be counted or deemed to be present in person or by proxy for the purpose of determining whether our shareholders have approved that matter.

How to Vote

You may vote in person at the Annual Meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always change your vote at the Annual Meeting.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. You may vote for or against the proposals or abstain from voting.

Proxies submitted will be voted by the individuals named on the proxy card in the manner you indicate. If you give us your proxy but do not specify how you want your shares voted, they will be voted in accordance with the Board of Directors recommendations.

You may receive more than one proxy or voting card depending on how you hold your shares. If you hold shares through someone else, such as a stockbroker, you may get materials from them asking how you want to vote. The latest proxy card we receive from you will determine how we will vote your shares.

Revoking a Proxy

A proxy may be revoked by delivery of a written statement to the Secretary of the Company stating that the proxy is revoked, by a subsequent proxy executed by the person executing the prior proxy and presented to the Annual Meeting, or by voting in person at the Annual Meeting.

Attending in Person

Only shareholders, their proxy holders, and our invited guests may attend the Annual Meeting. For security purposes, all persons attending the Annual Meeting must bring identification with photo. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a stockbroker, you must bring proof of your ownership to the Annual Meeting. For example, you could bring an account statement showing that you owned shares of the Company as of the Record Date as acceptable proof of ownership.

Expenses; Proxy Solicitation

All expenses in connection with this solicitation will be borne by the Company. It is expected that solicitation will be made primarily by mail, but regular employees or representatives of the Company may also solicit proxies by telephone, facsimile, email or in person, without additional compensation, except for reimbursement of out-of-pocket expenses.

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. These include corporate governance standards and disclosure requirements resulting from the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley"). In addition, the NASDAQ Stock Market, LLC also has corporate governance and listing requirements. Our corporate governance policies are available on our website at http://investor.hcsgcorp.com/governance.cfm.

Director Independence

In accordance with the listing requirements of the NASDAQ Stock Market, LLC, a majority of the current members of the Company's Board of Directors are independent: namely, John M. Briggs, Diane S. Casey, Robert L. Frome, John J. McFadden, Robert J. Moss and Dino D. Ottaviano. In addition, Jude Visconto, a new nominee for Director, is also independent under the NASDAQ Stock Market, LLC listing standards. Accordingly, if Messrs. Briggs, Frome, McFadden, Moss and Ottaviano and Ms. Casey are re-elected as members of the Board of Directors and if Jude Visconto is elected as a member of the Board of Directors, a majority of the members of the Company's Board of Directors will continue to be independent.

Mr. Frome is a member of the law firm of Olshan Frome Wolosky, LLP, which law firm has been retained by the Company during the last fiscal year. Fees paid by the Company to such firm during the fiscal year ended December 31, 2014 were less than $120,000. Additionally, the fees paid by the Company did not exceed 5% of such firm’s total revenues.

Accordingly, Mr. Frome is an independent director as such term is defined by NASDAQ Rule 5605(a)(2) of the NASDAQ Stock Market, LLC listing standards.

Code of Ethics and Business Conduct

We have also adopted a Code of Ethics and Business Conduct for directors, officers and employees of the Company. It is intended to promote honest and ethical conduct, full and accurate reporting and compliance with laws as well as other matters. A copy of the Code of Ethics and Business Conduct is posted on our website at www.hcsg.com.

Board Leadership

The Board of Directors historically did not have a policy regarding the separation of the roles of Chairman of the Board and Chief Executive Officer as the Board believed it was in the best interests of the Company to make that determination based upon the position and direction of the Company and the membership of the Board. Accordingly, Daniel P. McCartney, the founder of the Company, has served as our Chairman of the Board of Directors and Chief Executive Officer since inception. The Board determined that, effective May 26, 2015, and in conjunction with the Annual Meeting, the Company will separate the roles of Chairman of the Board and Chief Executive Officer. The Board has appointed Daniel P. McCartney, current Chairman of the Board and Chief Executive Officer, to serve as the Chairman, and current President and Chief Operating Officer, Theodore Wahl, to serve as the President & Chief Executive Officer of the Company. We believe that the Company will benefit from the intimate knowledge Messrs. McCartney and Wahl have of our operations and industry as well as Mr. McCartney's extensive experience serving as the Chairman of the Board of a public company.

In addition to the separation of the roles of Chairman of the Board and Chief Executive Officer, the Board of Directors has re-appointed John M. Briggs as its lead independent director. In such capacity, Mr. Briggs presides at executive sessions of the Board without the presence of management which allows us to maintain the active engagement of our independent directors and helps to ensure the Board's ability to provide independent oversight of management. Mr. Briggs also serves as a liaison between the Chairman and the non-employee directors. We believe that by including a Lead Director in our leadership structure combined with the separation of the Chairman of the Board and Chief Executive Officer positions, we have strengthened our corporate governance and compliance. Our lead director responsibilities are similar to those typically performed by an independent board chair and include: (i) approving agendas, schedules and supporting information provided to the Board; (ii) ensuring the Board has full, timely and relevant information to support its decision-marking requirements; (iii) in the absence of the Chairman, performing the duties of the Chairman at Board meetings; (iv) consulting with the Chairman and the Board on the effectiveness of Board committees; (v) at its sole discretion, when necessary and appropriate, calling meetings of the Board's non-employee directors; (vi) consulting with the Chairman as to the timeliness of the flow of information from the Company that is necessary for the directors to effectively perform their duties; (vii) serving as principal liaison between the non-employee, independent directors and the Chairman; (viii) if requested by shareholders, ensuring that the lead independent director is available for consultation and direct communication; and (ix) other duties requested by the Board. We believe our current Board leadership structure is optimal for us because it demonstrates to our shareholders, employees, suppliers, customers, and other stakeholders that we are under strong leadership. Having this leadership structure for the Company and the Board provides consistent direction and eliminates potential duplication of efforts.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for the Company and our shareholders.

Board Role in Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, including the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of certain aspects of the Company’s risk management process. Among its duties, the Audit Committee oversees the Company’s compliance with legal and regulatory requirements and the Company’s system of disclosure controls and system of internal financial, accounting and legal compliance controls. The Board receives a quarterly update from the Audit Committee, which includes a review of items addressed during prior quarters. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material risk.

The Company’s management is responsible for day-to-day risk management under the direction of John C. Shea, the Company's Chief Financial Officer. Our internal audit department serves as the primary monitoring and testing function for Company-wide policies and procedures, and manages the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels. The Company conducts an annual review of the Company’s disclosure controls and procedures, code of ethics and billing and sales compliance. To the extent deemed necessary, the Company revises such procedures and policies.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

At the Annual Meeting, ten directors of the Company are to be elected, each to hold office for a term of one year. Unless authority is specifically withheld, management proxies will be voted FOR the election of the nominees named below to serve as directors until the next annual meeting of shareholders and until their successors have been chosen and qualify. Should any nominee not be a candidate at the time of the Annual Meeting (a situation which is not now anticipated), proxies will be voted in favor of the remaining nominees and may also be voted for substitute nominees. If a quorum is present, the candidate or candidates receiving the highest number of votes will be elected. Brokers that do not receive shareholder instructions are not entitled to vote for the election of directors because an uncontested election is considered a “non-routine” matter. Hence, shareholders who hold their shares through brokerage accounts and who would like to vote in favor of the director nominees will need to instruct their brokerage firm to vote for the Company’s nominees.

The current directors and nominees are as follows:

Name, Age, Principal Occupations for the past five years and Current Public Directorships or Trusteeships	Director Since
Daniel P. McCartney, 63, Chief Executive Officer and Chairman of the Board of the Company for more than five years	1977	(1)
Robert L. Frome, Esq., 77, Member of the law firm of Olshan Frome Wolosky LLP for more than five years. Mr. Frome previously served as a member of the board of directors of NuCo2, Inc., Continuum Group A, Inc. and Horizon Wimba, Inc.	1983
Robert J. Moss, Esq., 77, Retired for more than five years. Previously, Mr. Moss was the President of Moss Associates. Mr. Moss served as a Court Officer of First Judicial District of Pennsylvania from 2006 to 2007	1992	(2)
John M. Briggs, CPA, 64, serves as the Company’s lead independent director. Mr. Briggs was the Treasurer of the Philadelphia Affiliate of Susan G. Komen for the Cure from 2005 through 2011. Additionally, he is the founder and formerly a Partner of Briggs, Bunting & Dougherty, LLP, a registered public accounting firm. Mr. Briggs is currently a Board member of the Capstone Group of Regulated Investment Funds	1993	(2)(3)
Dino D. Ottaviano, 67, Principal of D2O Marketing, Inc., a provider of internet productivity tools founded in 2006. Previously employed for 23 years with Transcontinental Direct (successor to Communication Concepts, Inc.), a publicly held outsourcing printer, retiring in 2002 as Vice President of Business Development	2007	(2)(4)
Theodore Wahl, CPA, 41, President & Chief Operating Officer, since April 2012. Mr. Wahl joined the Company in 2004. Prior to his appointment to President & Chief Operating Officer, Mr. Wahl served as Executive Vice President & Chief Operating Officer, Vice President of Finance, Regional Manager, Regional Sales Director, District Manager, Facility Manager, as well as in a corporate financial management position. Prior to joining the Company, Mr. Wahl was a Senior Manager with Ernst & Young’s Transaction Advisory Group. Mr. Wahl is the son-in-law of Mr. Daniel P. McCartney	2011	(5)
Michael E. McBryan, 50, Executive Vice President, since April 2012. Mr. McBryan joined the Company in 1988. Prior to becoming Executive Vice President, Mr. McBryan served as Senior Vice President, Divisional Vice President, Regional Sales Director, District Manager and Facility Manager	2011
Diane S. Casey, RN, 61, Clinical Nursing Coordinator (CNC) of Endoscopy at Huntingdon Valley Surgery Center, an AAAHC accredited health care facility, where she has worked for more than five years. Ms. Casey also was employed by Holy Redeemer Health Systems for many years in various surgical nursing and management positions	2011	(4)
John J. McFadden, 53, Principal of Global Circulation Services, a provider of marketing and advertising services to Media and Publishing companies founded in 2008. Mr. McFadden previously worked at The McGraw-Hill Companies (parent company of Standard and Poor’s) where he held management positions within their global circulation, sales and outsourcing services departments for approximately 15 years	2012	(4)
Jude Visconto, 41, Principal of American Property Holdings, a real estate investment firm focused on the acquisition, development and management of multi-family/senior housing and commercial assets, for more than five years. Mr. Visconto is an active member of the real estate community and participates in a variety of industry-related associations including The American Senior Housing Association, The Association of the National Investment Center for Senior Housing and Care, and The National Association of Realtors
	Nominee

(1)
The Board of Directors determined that the Company will separate the roles of Chairman of the Board and Chief Executive Officer, effective May 26, 2015. Mr. McCartney will continue to serve as the Company's Chairman.

(2)	Member of Audit Committee.

(3)	Lead Independent Director.

(4)	Member of Nominating, Compensation and Stock Option Committee.

(5)	The Board of Directors has appointed Mr. Wahl to serve as the President & Chief Executive Officer of the Company, effective May 26, 2015.

Board Qualifications

We believe that the collective skills, experiences and qualifications of our directors provides our Board with the expertise and experience necessary to advance the interests of our shareholders. While the Nominating, Compensation and Stock Option Committee of our Board has not established any specific, minimum qualifications that must be met by each of our directors, it uses a variety of criteria to evaluate the qualifications and skills necessary for each member of the Board. In addition to the individual attributes of each of our current directors described below, we believe that our directors should have the highest professional and personal ethics and values, consistent with our longstanding values and standards. They should have broad experience in the industry the Company serves at the policy-making level in business, exhibit commitment to enhancing shareholder value and have sufficient time to carry out their duties and to provide insight and practical wisdom based on their past experience.

Each of Messrs. McCartney, Wahl, McBryan, and Ms. Casey has extensive experience in the health care services industry. Each of the aforementioned persons’ operational experience, in addition to Mr. Wahl’s financial expertise, enables each to provide guidance with respect to our operations. Also, we believe since Ms. Casey has not been an employee of the Company and has served her entire career as a direct patient care provider, she brings a patient care perspective to the Company. For instance, she may become aware of new developments in the healthcare services industry before the Company’s management learns of such developments and their impact on patient-related issues.

Each of Messrs. Frome and Moss has extensive legal experience. In addition, Mr. Frome has also served as a member of the board of directors of other public companies and has extensive corporate finance, Securities Exchange Commission (“SEC”) compliance and mergers and acquisitions experience, which experience aids his service to the Board. Both Mr. Frome and Mr. Moss also have extensive executive experience as they both have served as managing partners of their respective law firms.

Mr. Briggs’ years of experience as a certified public accountant provide him with extensive financial and accounting expertise obtained from over thirty years in public accounting. Mr. Briggs qualifies as an audit committee financial expert under SEC guidelines. Mr. Briggs also brings executive experience to the Board as he served as a partner at his accounting firm.

Mr. Ottaviano, through his experience as a top-level marketing and operations executive for many years for two different companies, one of which was a public company, has a comprehensive understanding of business operations, including business development, as well as the compliance obligations of public companies.

Mr. McFadden has sales and marketing experience both as a Principal of his consulting company and through his experience at The McGraw Hill Companies that provided him with an understanding of a large public company’s operations, as well as the compliance obligations of a public company.

Mr. Visconto has real estate experience as a Principal of American Property Holdings, with specific focus on the acquisition, development and management of multi-family, senior housing and commercial assets. Mr. Visconto also has extensive experience with licensed operators, management companies and property owners, all of which align with our customer base.

The Directors recommend a vote “FOR” all nominees.

If Messrs. Briggs, Moss and Ottaviano are re-elected as Directors of the Company it is anticipated that such individuals will comprise the Audit Committee following the Annual Meeting with Mr. Briggs serving as the chairman of such committee.

If Messrs. Ottaviano and McFadden and Ms. Casey are re-elected as Directors of the Company it is anticipated that such individuals will comprise the Nominating, Compensation and Stock Option Committee following the Annual Meeting with Mr. Ottaviano serving as the chairman of such committee.

OTHER EXECUTIVE OFFICERS

Name, Age, Principal Occupations for the past five years and Current Public Directorships or Trusteeships
John C. Shea, MBA, CPA, 43, Chief Financial Officer since April 2012. Mr. Shea had previously served as Secretary, Vice President of Finance & Chief Accounting Officer. Mr. Shea joined the Company in 2009 as the Director of Regulatory Reporting. Prior to joining the Company, Mr. Shea was a Senior Manager with Ernst & Young’s Transaction Advisory Services.

Bryan D. McCartney, 53, Executive Vice President since April 2012. Mr. McCartney joined the Company in 1983. Prior to becoming Executive Vice President, Mr. McCartney served as Senior Vice President, Divisional Vice President, Regional Manager, District Manager and Facility Manager. Mr. McCartney is the brother of Mr. Daniel P. McCartney.

Jason J. Bundick, Esq., 38, General Counsel & Secretary since December 2013. Mr. Bundick joined the Company in 2012 as the Company's Corporate Counsel. In April 2013, Mr. Bundick was appointed to serve as Chief Compliance Officer. Prior to joining the Company, Mr. Bundick was an associate attorney with the law firm of Drinker Biddle & Reath LLP for more than five years.

BOARD OF DIRECTORS AND COMMITTEES

BOARD OF DIRECTORS.    The business of the Company is managed under the direction of the Board of Directors (the “Board”). The Board meets on a regularly scheduled basis during the Company’s fiscal year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between scheduled meetings and also acts by unanimous written consent when necessary and appropriate. The Board met five times during the fiscal year ended December 31, 2014. During 2014, each member of the Board participated in at least 75% of all Board and applicable committee meetings held during the period for which he or she was a director or committee member. Directors are expected to attend all Board meetings and meetings of committees on which they serve, and each Annual Meeting of Shareholders. In 2014, all of the directors attended the Company’s Annual Meeting of Shareholders.

The Board has established an Audit Committee, and a Nominating, Compensation and Stock Option Committee to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of those committees, their current members and the number of meetings held during 2014 with respect to the Audit Committee, and the Nominating, Compensation and Stock Option Committee are described below:

AUDIT COMMITTEE.    The Audit Committee’s primary responsibilities, as described in the Amended and Restated Audit Committee Charter (a copy of which is available on the Company’s website, www.hcsg.com) include:

(a) appointment, compensation and oversight of the Company’s Independent Auditors, who report directly to the Audit Committee, including (i) prior review of the Independent Auditors’ plan for the annual audit, (ii) pre-approval of both audit and non-audit services to be provided by the Independent Auditors and (iii) annual assessment of the qualifications, performance and independence of the Independent Auditors;

(b) overseeing and monitoring the Company’s accounting and financial reporting processes and internal control system, audits of the Company’s financial statements and the quality and integrity of the financial reports and other financial information issued by the Company;

(c) providing an open avenue of communication among the Independent Auditors and financial and other senior management and the Board;

(d) reviewing with management and, where applicable, the Independent Auditors, prior to release, required annual, quarterly and interim filings by the Company with the Securities and Exchange Commission and the type and presentation of information to be included in earnings press releases;

(e) reviewing material issues, and any analysis by management or the Independent Auditors, concerning accounting principles, financial statement presentation, certain risk management issues, such as the adequacy of the Company’s internal controls and significant financial reporting issues and judgments and the effect of regulatory and accounting initiatives on the Company’s financial statements;

(f) reviewing with the Company’s legal counsel any legal matters that could have a significant effect on the Company’s financial statements, compliance with applicable laws and regulations and inquiries from regulators or other governmental agencies;

(g) reviewing and approving all related party transactions between the Company and any director, executive officer, other employee or family member;

(h) reviewing and overseeing compliance with the Company’s Code of Ethics and Business Conduct;

(i) establishing procedures regarding the receipt, retention and treatment of, and the anonymous submission by employees of the Company of, complaints regarding the Company’s accounting, internal controls or auditing matters; and

(j) reporting Audit Committee activities to the full Board of Directors and issuing annual reports to be included in the Company’s proxy statement. Each of Messrs. Moss, Ottaviano and Briggs are independent Directors as such term is defined by Rule 5605(a)(2) of the NASDAQ Stock Market, LLC listing standards and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Mr. Briggs has been designated the “audit committee financial expert” and he satisfies the attributes required of “audit committee financial experts” pursuant to Section 407 of Sarbanes-Oxley. The Audit Committee met five times during fiscal year 2014. The report of the Audit Committee for the fiscal year ended December 31, 2014 is included herein under “Audit Committee Report” below.

NOMINATING, COMPENSATION AND STOCK OPTION COMMITTEE.    The Nominating, Compensation and Stock Option Committee (currently composed of Messrs. Ottaviano and McFadden and Ms. Casey) assists the Board by:

(a) developing and recommending to the Board a set of effective corporate governance policies and procedures applicable to the Company;

(b) identifying, reviewing and evaluating individuals qualified to become Board members and recommending that the Board select director nominees for each annual meeting of the Company’s shareholders;

(c) discharging the Board’s responsibilities relating to the compensation of Company executives; and

(d) administering the Company’s stock option plans or other equity-based compensation plans.

Each of Messrs. Ottaviano and McFadden and Ms. Casey are Independent Directors as such term is defined by Rule 5605(a)(2) of the NASDAQ Stock Market, LLC listing standards. The Nominating, Compensation and Stock Option Committee met once during fiscal year 2014 and also acts by unanimous written consent when necessary and appropriate.

The Nominating, Compensation and Stock Option Committee has not adopted a policy or process by which shareholders may make recommendations to the Nominating, Compensation and Stock Option Committee of candidates to be considered by this Nominating, Compensation and Stock Option Committee for nomination for election as Directors. The Nominating, Compensation and Stock Option Committee has determined that it is not appropriate to have such a policy because such recommendations may be informally submitted to and considered by the Nominating, Compensation and Stock Option Committee under its Charter. Shareholders may make such recommendations by giving written notice to Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 19020, Attention: Corporate Secretary either by personal delivery or by United States mail, postage prepaid. The Charter of the Nominating, Compensation and Stock Option Committee is provided on the Company’s website, www.hcsg.com. The Nominating, Compensation and Stock Option Committee has not established a formal process for identifying and evaluating nominees for Director, although generally the Nominating, Compensation and Stock Option Committee may use multiple sources for identifying and evaluating nominees for Director, including referrals from current Directors and shareholders. The Nominating, Compensation and Stock Option Committee has identified certain qualifications it believes an individual should possess before it recommends such person as a nominee for election to the Board of Directors.

The Nominating, Compensation and Stock Option Committee believes that nominees for Director should possess the highest personal and professional ethics, integrity, values and judgment and be committed to representing the long-term interests of the Company’s shareholders. The Nominating, Compensation and Stock Option Committee does not have a formal policy with respect to considering diversity in identifying nominees for directors. The Nominating, Compensation and Stock Option Committee believes that racial and gender diversity are important factors in assessing potential board members, but not at the expense of particular qualifications and experience required to meet the needs of the board. Furthermore, as part of the Nominating, Compensation and Stock Option Committee’s review of board composition, the board considers diversity of experience and background in an effort to ensure that the composition of directors ensures a strong and effective board. The Nominating, Compensation and Stock Option Committee seeks to ensure that the composition of the Board at all times adheres to the independence requirements of the NASDAQ Stock Market, LLC and reflects a range of talents, skills, and expertise, particularly in the areas of management, leadership, and experience in the Company’s and related industries, sufficient to provide sound and prudent guidance with respect to the operations and interests of the Company. See below for the Report of the Nominating, Compensation and Stock Option Committee regarding executive compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 2, 2015, regarding the beneficial ownership of Common Stock by each person or group known by the Company to own: (i) 5% or more of the outstanding shares of Common Stock, (ii) each director and director nominee of the Company, (iii) the Named Executive Officers as defined in Item 402(a)(3) of Regulation S-K and (iv) all current directors and executive officers of the Company as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock owned by them, unless otherwise noted.

Name and Beneficial Owner or Group(1)(2)	Amount and Nature of Beneficial Ownership		Percent of Class (3)
BlackRock, Inc.	6,186,537	(4)	8.7%
Neuberger Berman Group LLC	5,731,617	(5)	8.0%
The Vanguard Group, Inc.	5,165,842	(6)	7.2%
Daniel P. McCartney	2,971,461	(7)	4.2%
Theodore Wahl	251,042	(8)	(20)
Bryan D. McCartney	243,693	(9)	(20)
Michael E. McBryan	156,566	(10)	(20)
Robert L. Frome	58,857	(11)	(20)
John M. Briggs	42,570	(12)	(20)
Robert J. Moss	32,476	(13)	(20)
John C. Shea	16,435	(14)	(20)
Dino D. Ottaviano	11,537	(15)	(20)
Diane S. Casey	6,003	(16)	(20)
Jason J. Bundick	3,511	(17)	(20)
John J. McFadden	3,002	(18)	(20)
Jude Visconto	—		—
Directors and Executive Officers as a group (13 persons)	3,797,153	(19)	5.3%

(1)	Unless otherwise indicated, the address of all persons is c/o Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 19020.

(2)	The address of Neuberger Berman Group LLC is 605 Third Avenue, New York, NY 10158.
The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY 10022.
The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.

(3)	Based on 71,470,000 shares of Common Stock outstanding at April 2, 2015.

(4)	According to a Schedule 13G filed by BlackRock, Inc. on January 22, 2015, it has beneficial ownership with respect to the 6,186,537 shares.

(5)
According to a Schedule 13G filed by Neuberger Berman Group LLC, Neuberger Berman LLC, Neuberger Berman Management LLC and Neuberger Berman Equity Funds on February 11, 2015, such entities have, in the aggregate, beneficial ownership of 5,731,617 shares.

(6)
According to a Schedule 13G filed by The Vanguard Group, Inc. on February 10, 2015, it has sole dispositive and sole voting power with respect to 5,070,403 shares and shared voting power with respect to 95,439 shares.

(7)
Includes incentive stock options to purchase 52,643 shares and nonqualified stock options to purchase 103,858 shares all currently exercisable and 70,968 shares credited to Mr. McCartney's account (but unissued) in connection with the Company's Deferred Compensation Plan.

(8)
Includes incentive stock options to purchase 31,531 shares, and nonqualified stock options to purchase 17,219 shares, all currently exercisable, and 7,656 shares credited to Mr. Wahl's account (but unissued) in connection with the Company's Deferred Compensation Plan. Additionally, includes 79,008 and 23,623 shares held by Mr. Wahl's wife and minor children, respectively.

(9)
Includes incentive stock options to purchase 46,594 shares and nonqualified stock options to purchase 50,906 shares, all currently exercisable, and 19,647 shares credited to Mr. McCartney's account (but unissued) in connection with the Company's Deferred Compensation Plan. Additionally, includes 22,798 shares held by Mr. McCartney's children.

(10)
Includes incentive stock options to purchase 46,594 shares and nonqualified stock options to purchase 50,906 shares, all currently exercisable, and 28,762 shares credited to Mr. McBryan's account (but unissued) in connection with the Company's Deferred Compensation Plan.

(11)	Includes nonqualified stock options to purchase 28,356 shares, all currently exercisable.

(12)	Includes nonqualified stock options to purchase 16,278 shares, all currently exercisable.

(13)	Includes nonqualified stock options to purchase 32,476 shares, all currently exercisable.

(14)
Includes incentive stock options to purchase 10,200 shares, all currently exercisable and 2,198 shares credited to Mr. Shea's account (but unissued) in connection with the Company's Deferred Compensation Plan.

(15)	Includes nonqualified stock options to purchase 11,250 shares, all currently exercisable.

(16)	Includes nonqualified stock options to purchase 6,003 shares, all currently exercisable.

(17)
Includes incentive stock options to purchase 2,400 shares, all currently exercisable and 136 shares credited to Mr. Bundick's account (but unissued) in connection with the Company's Deferred Compensation Plan.

(18)	Includes nonqualified stock options to purchase 3,002 shares, all currently exercisable.

(19)
Includes 510,216 shares underlying stock options granted to this group. All stock options reflected in the security ownership table are currently exercisable; also includes 129,367 shares credited to the accounts of certain executive officers (but unissued) in connection with the Company's Deferred Compensation Plan.

(20)	Less than 1% of the outstanding shares.

MANAGEMENT COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

We refer to our Chief Executive Officer, the Chief Financial Officer and each of our other three most highly compensated executive officers as our Named Executive Officers. As more fully described below (a) the base salary of Mr. Daniel McCartney was primarily based on a minimum base salary plus an additional amount based on the Company’s income from operations before income taxes, and (b) in 2014, 2013 and 2012, the salaries and bonuses, where applicable, of Messrs. Wahl, Shea, Bryan McCartney and McBryan, were based on their performance and level of responsibility. Our Nominating, Compensation and Stock Option Committee believes that compensation paid to Mr. Daniel McCartney, is consistent with the principle that compensation plans of senior operational officers should be closely aligned with our performance on both a short-term and long-term basis to create value for shareholders, and that such compensation should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for executive officers, the following are the Company’s and Nominating, Compensation and Stock Option Committee’s objectives:

•	Attract and retain individuals of superior ability and managerial talent;

•	Ensure officer compensation is aligned with our corporate strategies, business objectives and the long-term interests of our shareholders; and

•
Enhance the officers’ incentive to maximize shareholder value, as well as promote retention of key people, by providing a portion of total compensation for management in the form of direct ownership in us through stock options and other compensatory stock-based plans.

To achieve these objectives, our overall compensation program aims to pay our Named Executive Officers competitively, consistent with our success and their contribution to that success. To accomplish this we rely on programs that provide compensation in the form of both cash and equity. Although our Nominating, Compensation and Stock Option Committee has not adopted any formal guidelines for allocating total compensation between cash and equity, the Nominating, Compensation and Stock Option Committee considers the balance between providing short-term and long-term incentives which are designed to help align the interests of management with shareholders.

We have not retained a compensation consultant to review our policies and procedures with respect to executive compensation, although the Nominating, Compensation and Stock Option Committee may elect to retain such a consultant in the future if it determines that so doing would be helpful in developing, implementing or maintaining compensation plans.

The Nominating, Compensation and Stock Option Committee conducts an annual review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. In addition, the Nominating, Compensation and Stock Option Committee has historically taken into account input from other independent members of our board of directors and, to the extent available, publicly available data relating to the compensation practices and policies of other companies within and outside our industry. As part of the review of the Company’s compensation, the compensation policies of the following companies have been examined: AMN Healthcare Services, Inc. (a healthcare staffing company), Crothall Services Group (a provider of hospital housekeeping, hospital facilities management, and hospital environmental services) and ARAMARK Corporation (a food, hospitality and facility service company). The Nominating, Compensation and Stock Option Committee believes that gathering information about the compensation practices of these companies is an important part of our compensation-related decision-making process. However, since none of these companies are specifically engaged in the Company’s business and the Company is unaware of any other public company which provides housekeeping and food services solely to the health care industry and primarily to the long term care segment of the industry, the Company believes that compensation comparisons with the aforementioned companies is not apt. Accordingly, while the Nominating, Compensation and Stock Option Committee is aware of the compensation practices of the companies set forth above, the Nominating, Compensation and Stock Option Committee has not necessarily relied on comparisons with such entities for purposes of making compensation decisions for Company executive officers and the Company does not benchmark compensation against the compensation of such other companies.

Determination of Compensation Awards

The compensation of the Chief Executive Officer of the Company is determined by the Nominating, Compensation and Stock Option Committee. Such determinations regarding compensation are based on a number of factors including, in order of importance:

•	Consideration of the operating and financial performance of the Company, primarily its income before income taxes during the preceding fiscal year, as compared with prior operating periods;

•	Attainment of a level of compensation designed to retain a superior executive in a highly competitive environment; and

•	Consideration of the individual’s overall contribution to the Company.

Compensation for the Named Executive Officers (referred to in the summary compensation table) other than the Chief Executive Officer is determined by the Chief Executive Officer in consultation with the Nominating, Compensation and Stock Option Committee, taking into account the same factors considered in determining the Chief Executive Officer's compensation as described above. Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code") limits deductibility of compensation in excess of $1 million paid to the Company's Named Executive Officers unless this compensation qualifies as “performance-based.” Based on the applicable tax regulations, any taxable compensation derived from the exercise of stock options by senior executives under the Company's stock option plans should qualify as performance-based. The Company's 2012 Equity Incentive Plan (the “2012 Plan”) contains limits as to how many stock options may be granted to a recipient in any calendar year, was approved by the Company's shareholders and therefore, compensation received as a result of stock options granted under the 2012 Plan qualify as “performance-based” for purposes of Section 162(m) of the Code. The Company's Named Executive Officers receive stock options and restricted stock. As described under “Executive Compensation - Grant of Plan-Based Awards”, stock options and restricted stock were granted in fiscal year 2014 to certain Named Executive Officers.

The Company applies a consistent approach to compensation for all employees, including senior management. This approach is based on the belief that the achievements of the Company result from the coordinated efforts of all employees working toward common objectives.

Elements of Compensation

Base Salary.    Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by companies in our industry. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels. With respect to certain of our executive officers this adjustment takes into account individual responsibilities, performance and experience.

In 2014, 2013 and 2012, Mr. Daniel McCartney's minimum base salary was approximately $19,000, with the balance of his base salary derived from the Performance-Based Compensation criteria described in the paragraph below. The annual salary for Mr. John Shea increased from 2012 to 2014 due to the continuing increased responsibilities assumed by Mr. Shea resulting from his promotion from Vice President of Finance and Chief Accounting Officer to Chief Financial Officer in 2012. The annual salary for Mr. Theodore Wahl increased from 2012 to 2014 due to the continuing increased responsibilities assumed by Mr. Wahl resulting from his promotion from Executive Vice President and Chief Operating Officer to President and Chief Operating Officer in 2012. The annual salaries of Mr. Michael McBryan and Mr. Bryan McCartney are approximately $102,000 with Performance-Based Compensation that is based on the criteria noted below and are reflective of their responsibilities as Executive Vice Presidents.

Performance-Based Compensation.    We structure our annual incentive program to reward certain executive officers based on our performance and our evaluation of the individual executive's contribution to that performance. This allows executive officers to receive such compensation based on the results that they helped us to achieve in the previous year. The incentive payment, based upon the Company's prior year performance, becomes the major portion of the named executive officer's salary for the following year. Mr. Daniel P. McCartney's incentive payment for 2014 is based on a rate of 1.48% of the income from operations before income taxes of the Company in accordance with generally accepted accounting principles in the fiscal year immediately preceding the year for which such annual salary is calculated. In the 2013 and 2012 periods, the Company used rates of 1.40% and 1.70%, respectively, for purposes of calculating Mr. Daniel McCartney's incentive payments. Although, the Company had used the 3% rate for more than 20 years prior to 2006, the Company believes that the current year 1.48% rate provides an appropriate benchmark upon which to build the compensation for the Chief Executive Officer. The 3% figure was initially selected as it was deemed to be representative of performance-based compensation for the Chief Executive Officer and Chief Operating Officer, as well as providing for a compensation level which reflects the performance of the Company. In 2007, the Company reduced the rate to 2.3% as it believed that this reduced rate was a fair and appropriate measure by reason of the continued increase in the Company's income before income taxes. Based on the continued increase in the Company's income before income taxes, the Company believed that further rate reductions including from 1.70% to 1.40% in 2013 after the reduction from 1.85% to 1.7% in 2012 was appropriate.

Moreover, the Nominating, Compensation and Stock Option Committee has historically established the rate to more align Daniel McCartney's compensation with the compensation of the Company's other managerial employees. The Nominating, Compensation and Stock Option Committee has historically tied the compensation of Mr. Daniel McCartney into the Company's financial performance because he has had responsibility for all key strategic and policy decisions impacting the Company. Mr. Bryan McCartney and Mr. McBryan are also subject to incentive compensation payments which are based on certain financial and non-financial performance measurements including facility growth, profitability, client retention and satisfaction. Their incentive compensation is reflective of their overall responsibility of the management of our operations and the delivery of the expected financial and non-financial performance associated with our services.

Discretionary Long-Term Equity Incentive Awards.    The Nominating, Compensation and Stock Option Committee is responsible for determining the individuals who will be granted stock options, the number of stock options each individual will receive, the option price per share, and the exercise period of each stock option. Guidelines for the number of stock options granted to each executive officer are determined using a procedure approved by the Nominating, Compensation and Stock Option Committee based upon several factors, including the executive officer's salary level, performance and the value of the stock option at the time of grant. We grant stock options at the fair market value of the underlying stock on the date of grant. In January 2015, 2014 and 2013, the Nominating, Compensation and Stock Option Committee granted options to purchase an aggregate of approximately 92,000, 96,000 and 95,000 shares of common stock, respectively, to our current Named Executive Officers and directors. Additionally, in January 2015, 2014 and 2013, the Nominating, Compensation and Stock Option Committee granted restricted stock awards of approximately 22,000, 12,000 and 4,000 shares, respectively, to our current Named Executive Officers. Such awards are detailed for the respective Named Executive Officers in the table reporting on Grant of Plan-Based Awards included in this proxy statement. In making its decision to grant these awards, the Nominating, Compensation and Stock Option Committee considered the competitive challenges to our business and the commitments of time, energy and expertise our executive officers have expended to meet these challenges and foster the growth and financial position of the Company. The Nominating, Compensation and Stock Option Committee has also granted stock options to all other levels of Company management and key employees and believes that the grant of the stock options to the Named Executive Officers is aligned with the grants to such management and key employees and also aligns the interest of management with shareholders. As indicated under “Compensation Objectives” above, the Nominating, Compensation and Stock Option Committee has not adopted any formal guidelines for allocating total compensation between cash and equity.

Deferred Compensation Plan.    We have a Supplemental Executive Retirement Plan (the “SERP”) for certain key executives and employees. The SERP is not qualified under Section 401 of the Internal Revenue Code. Effective 2010, the SERP was amended to allow participants to defer up to 25% of their earned income on a pre-tax basis. As of the last day of each plan year, each participant will receive a 25% match of up to 15% of their deferral in the form of our Common Stock based on the then current market value. SERP participants fully vest in our matching contribution three years from the first day of the initial year of participation. The income deferred and our matching contributions are unsecured and subject to the claims of our general creditors. Under the SERP, we are authorized to issue up to 1,013,000 shares of our common stock to our employees. Pursuant to such authorization, we have 436,000 shares available for future grant at December 31, 2014 (after deducting the 2014 funding of 16,000 shares delivered in 2015). In the aggregate, since initiation of the SERP, the Company’s 25% match has resulted in 576,000 shares (including the 2014 funding of shares delivered in 2015) being issued to the trustee. At the time of issuance, such shares were accounted for at cost, as treasury stock. At December 31, 2014, approximately 331,000 of such shares are vested and remain in the respective active participants’ accounts.

Employee Stock Purchase Plan.    We have an Employee Stock Purchase Plan ("ESPP") for all eligible employees. All full-time and certain part-time employees who have completed two years of continuous service with us are eligible to participate. On April 12, 2011, the Board of Directors extended the ESPP for an additional five offerings through 2016. Annual offerings commence and terminate on the respective year’s first and last calendar day. Under the ESPP, we are authorized to issue up to 4,050,000 shares of our common stock to our employees. Pursuant to such authorization, we have 2,421,000 shares available for future grant at December 31, 2014. Furthermore, under the terms of the ESPP, eligible employees may contribute through payroll deductions up to $21,250 (85% of IRS limitation) of their compensation toward the purchase of the Company's common stock. No employee may purchase common stock which exceeds $25,000 in fair market value (determined on the date of grant) for each calendar year. The price per share is equal to the lower of 85% of the fair market price on the first day of the offering period, or 85% of the fair market price on the day of purchase.

Other Elements of Compensation and Perquisites.

Medical Insurance.    We provide to each Named Executive Officer and their respective spouses and children such health, dental and optical insurance as we may from time to time make available to our other executives of the same level of employment. This insurance requires an employee co-payment of the insurance premium.

Life and Disability Insurance.    We provide to each Named Executive Officer such disability and/or life insurance as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

Automobile Allowance.    We provide to some Named Executive Officers with an automobile allowance during the term of their employment with us as we in our sole discretion may from time to time make available to our other executive employees of the same level of employment.

Sporting Event Tickets.    We obtain season tickets for several Philadelphia sports teams. Although these tickets are intended to be used for entertaining clients, unused tickets are made available to employees, including the Named Executive Officers, for personal use.

Compensation Risks

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In addition, the Nominating, Compensation and Stock Option Committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. The Company has structured its compensation program so that certain employees are incentivized primarily on their ability to achieve revenue and profit objectives of the customer accounts under their supervision and generate new business. Additionally, incentive compensation is earned on the achievement of certain non-financial objectives such as recruiting and developing future management personnel, reviewing subordinate employees, maintaining good client relations and compliance with company operational reporting requirements. The Company believes that elements of this incentive policy may be subject to abuse. Specifically, the Company recognizes that incentivizing employees for new business generation could result in employees entering into agreements without conducting proper due diligence, appropriate inquiry of the creditworthiness of the prospective client. Similarly, employees may be tempted to hire employees prior to their quarterly review in order to meet their recruitment goals. The Company recognizes that managers may be tempted to give better performance reviews of their subordinates in order to boost the appearance of their own performance. Also, the Company recognizes that in preparing budgets upon which an employee will be reviewed, an employee may seek to be too conservative in his or her estimates in order to more easily achieve performance targets. The Company has carefully designed its compensation policies and practices to diminish the potential abuses inherent in such programs to avoid unnecessary risks to the Company and its shareholders.

Summary Compensation Table

The following table sets forth certain information regarding compensation paid or accrued during the Company’s prior three fiscal years for the Company’s Chief Executive Officer, Chief Financial Officer and the three highest paid executive officers serving at the end of 2014 (the “Named Executive Officers”).

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(4)	Option Awards ($)(4)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Daniel P. McCartney	2014	1,005,108	(1)	—	105,075	123,600	38,416	18,705	1,290,904
Chairman of the Board &	2013	1,005,108	(2)	—	23,500	102,150	37,692	17,805	1,186,255
Chief Executive Officer	2012	1,005,108	(3)	—	—	118,500	37,692	17,805	1,179,105
John C. Shea	2014	447,736		—	17,513	51,500	17,113	3,776	537,638
Chief Financial Officer	2013	389,039		—	8,225	34,050	14,589	976	446,879
	2012	330,418		—	11,569	23,700	12,391	976	379,054
Theodore Wahl	2014	998,142		—	105,075	123,600	38,150	8,616	1,273,583
President & Chief	2013	996,255		—	23,500	102,150	37,360	8,616	1,167,881
Operating Officer & Director	2012	900,016		—	—	71,100	33,751	8,616	1,013,483
Michael E. McBryan	2014	102,492		708,766	58,171	123,600	30,422	13,000	1,036,451
Executive Vice President &	2013	102,492		723,267	30,043	102,150	30,966	13,000	1,001,918
Director	2012	102,492		696,810	8,169	71,100	29,974	13,000	921,545
Bryan D. McCartney	2014	102,492		705,766	58,546	123,600	30,310	13,000	1,033,714
Executive Vice President	2013	102,492		723,267	32,767	102,150	30,966	13,000	1,004,642
	2012	102,492		696,810	11,569	71,100	29,974	13,000	924,945

(1)	Represents a base salary of $19,000 and 1.48% of 2013 reported income before income taxes ($66,489,000), all of which was paid in 2014.

(2)	Represents a base salary of $19,000 and 1.40% of 2012 reported income before income taxes ($70,264,000), all of which was paid in 2013.

(3)	Represents a base salary of $19,000 and 1.70% of 2011 reported income before income taxes ($57,812,000), all of which was paid in 2012.

(4)
The amounts in these columns do not reflect compensation actually received by the Named Executive Officer, nor do they reflect the actual value that will be recognized by the Named Executive Officer. Instead, the amounts reflect the aggregate grant date fair value of stock and option awards granted under either our ESPP or stock option plan computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718. ESPP awards are valued at the difference between the fair market value of the Company's common stock at the award date and the respective ESPP purchase price. Restricted stock awards are valued utilizing the grant date fair value. Stock options are valued utilizing the Black-Scholes option valuation model on the date of grant. A more detailed discussion of the assumptions of our ESPP and stock option plan may be found in Note 9 of the Notes to the Financial Statements in our Form 10-K for the year ended December 31, 2014.

(5)	Includes automobile allowance, contributions paid by the Company towards employee's health insurance premiums and personal use of tickets for sporting events.

Grant of Plan Based Awards

The following table sets forth information concerning grants of plan-based awards made by us during the year ended December 31, 2014, to each of the Named Executive Officers.

Estimated Future Payouts
Under
Equity Incentive Plan Awards

Name	Grant Date	Date Award Approved	Maximum #	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Options Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)
Daniel P. McCartney	1/3/2014	12/17/2013	—	3,750	15,000	$28.02	$228,675
John C. Shea	1/3/2014	12/17/2013	—	625	6,250	$28.02	$69,013
Theodore Wahl	1/3/2014	12/17/2013	—	3,750	15,000	$28.02	$228,675
Michael E. McBryan	1/3/2014	12/17/2013	—	1,875	15,000	$28.02	$176,138
Bryan D. McCartney	1/3/2014	12/17/2013	—	1,875	15,000	$28.02	$176,138

Narrative Disclosure to Summary Compensation Table Grants of Plan-Based Awards Table

The Company has not entered into employment contracts with any of the Named Executive Officers. No previously granted options or other equity-based awards were re-priced or otherwise materially modified during the fiscal year ended December 31, 2014. As set forth above in the “Compensation Discussion and Analysis,” the Company believes that part of the compensation for the Named Executive Officers should be in the form of long-term equity grants so as to align the interests of the Named Executive Officers with the Company's shareholders. In accordance with these objectives, Messrs. Daniel McCartney, Shea, Wahl, McBryan and Bryan McCartney received stock options to purchase of 15,000, 6,250, 15,000, 15,000 and 15,000 shares, respectively, and restricted stock awards of 3,750, 625, 3,750, 1,875 and 1,875 shares, respectively. These stock options and restricted stock awards vest over five years to incentivize the Named Executive Officers to increase the long-term value of the Company and thereby increase the value of its common stock.

Outstanding Equity Awards at December 31, 2014

The following table sets forth information concerning the outstanding equity awards of each of the Named Executive Officers as of December 31, 2014:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Daniel P. McCartney	37,500	—	$13.9267	1/3/2018	—	—
	37,500	—	$10.3867	1/5/2019	—	—
	37,501	—	$14.3067	1/4/2020	—	—
	20,000	5,000	$16.1100	1/6/2021	—	—
	15,000	10,000	$17.5000	1/5/2022	—	—
	6,000	9,000	$23.5000	1/4/2023	—	—
	3,000	12,000	$28.0200	1/3/2024	—	—
	—	15,000	$30.3000	1/5/2025	—	—
	—	—	—	—	800	$24,744
	—	—	—	—	3,750	$115,988
John C. Shea	750	—	$14.3067	1/4/2020	—	—
	3,200	800	$16.1100	1/6/2021	—	—
	3,000	2,000	$17.5000	1/5/2022	—	—
	2,000	3,000	$23.5000	1/4/2023	—	—
	1,250	5,000	$28.0200	1/3/2024	—	—
	—	1,650	$30.3000	1/5/2025	—	—
	—	—	—	—	280	$8,660
	—	—	—	—	625	$19,331
Theodore Wahl	7,500	—	$10.3867	1/5/2019	—	—
	11,250	—	$14.3067	1/4/2020	—	—
	12,000	3,000	$16.1100	1/6/2021	—	—
	9,000	6,000	$17.5000	1/5/2022	—	—
	6,000	9,000	$23.5000	1/4/2023	—	—
	3,000	12,000	$28.0200	1/3/2024	—	—
	—	15,000	$30.3000	1/5/2025	—	—
	—	—	—	—	800	$24,744
	—	—	—	—	3,750	$115,988
Michael E. McBryan	22,500	—	$13.9267	1/3/2018	—	—
	22,500	—	$10.3867	1/5/2019	—	—
	22,500	—	$14.3067	1/4/2020	—	—
	12,000	3,000	$16.1100	1/6/2021	—	—
	9,000	6,000	$17.5000	1/5/2022	—	—
	6,000	9,000	$23.5000	1/4/2023	—	—
	3,000	12,000	$28.0200	1/3/2024	—	—
	—	15,000	$30.3000	1/5/2025	—	—
	—	—	—	—	800	$24,744
	—	—	—	—	1,875	$57,994
Bryan D. McCartney	22,500	—	$13.9267	1/3/2018	—	—
	22,500	—	$10.3867	1/5/2019	—	—
	22,500	—	$14.3067	1/4/2020	—	—
	12,000	3,000	$16.1100	1/6/2021	—	—
	9,000	6,000	$17.5000	1/5/2022	—	—
	6,000	9,000	$23.5000	1/4/2023	—	—
	3,000	12,000	$28.0200	1/3/2024	—	—
	—	15,000	$30.3000	1/5/2025	—	—
	—	—	—	—	800	$24,744
	—	—	—	—	1,875	$57,994

(1)
Unless otherwise noted herein, restricted stock awards will vest at the rate of 20% annually, commencing on the first anniversary from the grant date, subject to accelerated vesting upon certain terminations of employment following certain corporate transactions involving the Company. The shares of common stock underlying the restricted stock awards will be issued upon vesting.

(2)	Valued based on the closing price of a share of the Company's Common Stock on December 31, 2014 as reported on the NASDAQ Global Select Market ($30.93).

Option Exercises and Stock Vested for 2014

The following table sets forth information concerning the option exercises and stock vested of each of the Named Executive Officers during the year ended December 31, 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)
Daniel P. McCartney	84,375	$2,500,875	200	$5,604
John C. Shea	—	$—	70	$1,961
Theodore Wahl	—	$—	200	$5,604
Michael E. McBryan	30,773	$947,984	200	$5,604
Bryan D. McCartney	47,250	$1,454,828	200	$5,604

Nonqualified Deferred Compensation

The following table sets forth information concerning the non-qualified deferred compensation of each of the Named Executive Officers during the year ended December 31, 2014:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)
Daniel P. McCartney	153,666	38,416	494,993	5,641,416
John C. Shea	68,452	17,113	8,571	302,325
Theodore Wahl	152,601	38,150	36,898	1,008,932
Michael E. McBryan	202,815	30,422	206,283	3,176,188
Bryan D. McCartney	202,065	30,310	213,494	2,903,807

Directors’ Compensation

Directors who are also our employees are not separately compensated for their service as directors. Our non-employee directors received the following aggregate amounts of compensation for the year ended December 31, 2014:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(7)(8)	Total ($)
John Briggs(1)	51,000	41,208	92,208
Robert L. Frome(2)	5,000	41,208	46,208
Robert J. Moss(3)	11,000	41,208	52,208
Dino D. Ottaviano(4)	12,000	41,208	53,208
Diane S. Casey(5)	7,000	41,208	48,208
John J. McFadden(6)	7,000	41,208	48,208

(1)	Mr. Briggs had vested options to purchase 10,777 shares of common stock outstanding as of December 31, 2014.

(2)	Mr. Frome had vested options to purchase 22,855 shares of common stock outstanding as of December 31, 2014.

(3)	Mr. Moss had vested options to purchase 26,975 shares of common stock outstanding as of December 31, 2014.

(4)	Mr. Ottaviano had vested options to purchase 5,749 shares of common stock as of December 31, 2014.

(5)	Ms. Casey had vested options to purchase 3,002 shares of common stock as of December 31, 2014.

(6)	Mr. McFadden had vested options to purchase 1,001 shares of common stock as of December 31, 2014.

(7)
Represents the dollar amount recognized for financial statement reporting purposes with respect to the grant date fair value of option grants made to each director during the 2014 fiscal year. The fair value was estimated using the Black-Scholes option valuation model in accordance with FASB ASC Topic 718.

(8)	All stock option awards granted in 2014 become vested and exercisable ratably over a five year period on each yearly anniversary date of the option grant.

Directors’ Fees

The Company pays each director who is not an employee of the Company $1,000 for each regular or committee meeting of the Board of Directors attended. In addition, Mr. Briggs receives a quarterly retainer of $10,000 with respect to his chairmanship of the Audit Committee and service as the Audit Committee Financial Expert.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors, executive officers and 10% shareholders to file with the SEC and the NASDAQ Stock Market, LLC initial reports of ownership and reports of changes in ownership of the Company’s Common Stock. Directors and executive officers are required to furnish the Company with copies of all Section 16(a) reports which they file.

To the Company’s knowledge, based solely on review of the copies of these reports furnished to the Company and written representations that no other reports were required, during 2014 all Section 16(a) filing requirements applicable to its directors and executive officers were complied with.

Sarbanes-Oxley Act Compliance

Sarbanes-Oxley sets forth various requirements for public companies and directs the SEC to adopt additional rules and regulations.

Currently, the Company believes it is in compliance with all applicable laws, rules and regulations arising from Sarbanes-Oxley. The Company intends to comply with any additional rules and regulations adopted by the SEC pursuant to Sarbanes-Oxley no later than the time they become applicable to the Company.

AUDIT COMMITTEE REPORT

The members of the Audit Committee from January 1, 2014 to December 31, 2014 were Messrs. John M. Briggs, Robert J. Moss and Dino Ottaviano. The Audit Committee met five times during the fiscal year. The Audit Committee is responsible for the appointment of the Independent Auditors for each fiscal year, recommending the discharge of the Independent Auditors to the Board and confirming the independence of the Independent Auditors. It is also responsible for: reviewing and approving the scope of the planned audit, the results of the audit and the Independent Auditors’ compensation for performing such audit; reviewing the Company’s audited financial statements; and reviewing and approving the Company’s internal accounting controls and disclosure procedures, and discussing such controls and procedures with the Independent Auditors.

The Audit Committee adopted an Amended and Restated Audit Committee Charter on February 12, 2004, a copy of which is available on the Company’s website at www.hcsg.com.

The Company’s Independent Auditors are responsible for auditing the financial statements, as well as auditing the Company’s internal controls over financial reporting. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the Independent Auditors.

In connection with the audit of the Company’s financial statements for the year ended December 31, 2014, the Audit Committee met with representatives from Grant Thornton LLP, the Company’s Independent Auditors, and the Company’s internal auditor. The Audit Committee reviewed and discussed with Grant Thornton LLP and the Company’s internal auditor, the Company’s financial management and financial structure, as well as the matters relating to the audit required by the Public Company Accounting Oversight Board Auditing Standard.

The Audit Committee and Grant Thornton LLP also discussed Grant Thornton LLP’s independence. In November 2014, the Audit Committee received from Grant Thornton LLP the written disclosures and the letter regarding Grant Thornton LLP’s independence required by Public Company Accounting Oversight Board Rule 3526.

In addition, the Audit Committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2014, as well as management’s assessment of internal controls over financial reporting.

Based upon the review and discussions described above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the Company’s financial statements audited by Grant Thornton LLP, as well as the audit of the Company’s internal controls over financial reporting be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

AUDIT COMMITTEE
John M. Briggs, Chairman
Robert J. Moss
Dino D. Ottaviano

NOMINATING, COMPENSATION AND STOCK OPTION COMMITTEE REPORT

The compensation of the Chief Executive Officer of the Company is determined by the Nominating, Compensation and Stock Option Committee. Such Committee’s determinations regarding such compensation are based on a number of factors including, in order of importance:

•	Consideration of the operating and financial performance of the Company, primarily its income before income taxes during the preceding fiscal year, as compared with prior operating periods;

•	Attainment of a level of compensation designed to retain a superior executive in a highly competitive environment; and

•	Consideration of the individual’s overall contribution to the Company.

In consultation with the Chief Executive Officer of the Company, the Nominating, Compensation and Stock Option Committee develops guidelines and reviews the compensation and performance of the other executive officers of the Company, as well as any management fees paid by the Company for executive services, and sets the compensation of the executive officers of the Company and/or any management fees paid by the Company for executives services. In addition, the Nominating, Compensation and Stock Option Committee makes recommendations to the Board of Directors with respect to incentive-compensation plans and equity-based plans, and establishes criteria for the granting of options in accordance with such criteria; and administers such plans. The Nominating, Compensation and Stock Option Committee reviews major organizational and staffing matters. In consultation with the Chief Executive Officer of the Company, the Nominating, Compensation and Stock Option Committee oversees the development and growth of executive management personnel. With respect to director compensation, the Nominating, Compensation and Stock Option Committee designs a director compensation package of a reasonable total value based on comparisons with similar firms and aligned with long-term shareholder interests. Finally, the Nominating, Compensation and Stock Option Committee reviews director compensation levels and practices, and may recommend, from time to time, changes in such compensation levels and practices to the Board of Directors, with equity ownership in the Company encouraged. The Nominating, Compensation and Stock Option Committee’s charter provides that the Nominating, Compensation and Stock Option Committee shall have the authority to obtain advice and seek assistance from internal and external legal, accounting and other advisors.

The Nominating, Compensation and Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

NOMINATING, COMPENSATION AND STOCK OPTION COMMITTEE
Dino D. Ottaviano, Chairman
Diane S. Casey
John J. McFadden

Compensation Committee Interlocks and Insider Participation

No member of the Nominating, Compensation and Stock Option Committee was an officer or employee of the Company or any subsidiary of the Company during the fiscal year ended December 31, 2014. No member of the Nominating, Compensation and Stock Option Committee was a member of the compensation committees of another entity during the fiscal year ended December 31, 2014. None of our executive officers was a member of such Committee, or a director, of another entity during the fiscal year ended December 31, 2014. There were no transactions between any member of the Nominating, Compensation and Stock Option Committee and the Company during the fiscal year ended December 31, 2014 requiring disclosure pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

Certain Relationships and Related Party Transactions

The Company's Audit Committee is responsible for reviewing and approving all related party transactions involving the Company and any director, executive officer, other employee or family member thereof. The Audit Committee does not have a formal written policy which sets forth its policies and procedures with respect to reviewing a related party transaction. The Audit Committee, however, will not approve any transaction unless the transaction is on terms comparable to those available to unaffiliated third parties and have terms reasonably expected to benefit the Company.

Kevin P. McCartney, the brother of Daniel McCartney and Bryan McCartney, joined the Company in 1998 and is currently employed by the Company as a Divisional Vice President. Kevin McCartney's compensation earned from the Company during fiscal year 2014 was approximately $181,000 and consisted of a base salary, incentive compensation and an automobile allowance. Additionally, Kevin McCartney earned compensation of approximately $4,000 and $1,000, respectively, from the value realized on Deferred Compensation Plan contributions made on his behalf by the Company and his participation in the Company's Employee Stock Purchase Plan. All of such compensation earned by Kevin McCartney is in accordance with the Company's compensation plan for all management personnel in similar positions.

Stephen Newns, the brother-in-law of Daniel McCartney and Bryan McCartney, joined the Company in 1995 and is currently employed by the Company as a Divisional Vice President. Mr. Newns' compensation earned from the Company during fiscal year 2014 was approximately $163,000 and consisted of a base salary, incentive compensation and an automobile allowance. Additionally, Mr. Newns earned compensation of approximately $4,000 and $1,000, respectively, from the value realized on Deferred Compensation Plan contributions made on his behalf by the Company and his participation in the Company's Employee Stock Purchase Plan. All of such compensation earned by Mr. Newns is in accordance with the Company's compensation plan for all management personnel in similar positions.

Matthew J. McKee, MBA, the son-in-law of Daniel McCartney and the brother-in-law of Theodore Wahl joined the Company in 2004 and is currently employed by the Company as Vice President of Strategy. Mr. McKee's compensation earned from the Company during fiscal year 2014 was approximately $189,000 and consisted of a base salary and an automobile allowance. Additionally, Mr. McKee earned compensation of approximately $4,000 and $3,000, respectively, from the value realized on Deferred Compensation Plan contributions made on his behalf by the Company and his participation in the Company's Employee Stock Purchase Plan. Management believes that the compensation earned by Mr. McKee is comparable to the compensation the Company would pay to a non-relative employee in a similar position.

James R. Bleming, the brother-in-law of Bryan McCartney, joined the Company in 1992 and is currently employed by the Company as a Divisional Vice President. Mr. Bleming's compensation earned from the Company during fiscal year 2014 was approximately $163,000 and consisted of a base salary, incentive compensation and an automobile allowance. Additionally, Mr. Bleming earned compensation of approximately $5,000 and $1,000, respectively, from the value realized on Deferred Compensation Plan contributions made on his behalf by the Company and his participation in the Company's Employee Stock Purchase Plan. All of such compensation earned by Mr. Bleming is in accordance with the Company's compensation plan for all management personnel in similar positions.

Procedures for Contacting Directors

The Board of Directors has established a process for shareholders to send communications to the Board of Directors. Shareholders may communicate with the Board generally or a specific director at any time by writing to: Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 19020, Attention: Investor Relations. The Company reviews all messages received, and forwards any message that reasonably appears to be a communication from a shareholder about a matter of shareholder interest that is intended for communication to the Board of Directors. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board of Directors generally, to the chairman of the Nominating, Compensation and Stock Option Committee. Because other appropriate avenues of communication exist for matters that are not of shareholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of shareholder interest are not forwarded to the Board of Directors.

PROPOSAL NO. 2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The accounting firm of Grant Thornton LLP was selected by the Audit Committee of the Board as the Independent Auditors of the Company for the fiscal year ending December 31, 2015. Said firm has no other relationship to the Company. The Board recommends the ratification of the selection of the firm of Grant Thornton LLP to serve as the Independent Auditors of the Company for the year ending December 31, 2015. A representative of Grant Thornton LLP, which has served as the Company’s Independent Auditors since December 1992, will be present at the forthcoming shareholders’ meeting with the opportunity to make a statement if he so desires and such representative will be available to respond to appropriate questions. The approval of the proposal to ratify the appointment of Grant Thornton LLP requires the affirmative vote of a majority of the votes cast by all shareholders represented and entitled to vote thereon. An abstention or withholding of authority to vote, therefore, will not have the same legal effect as an “against” vote and will not be counted in determining whether the proposal has received the required shareholder vote. However, brokers that do not receive instructions on this proposal are entitled to vote for the selection of the independent registered public accounting firm.

The following table sets forth the fees billed to the Company by Grant Thornton LLP during fiscal years 2014 and 2013:

	2014	2013
Audit fees(1)	$713,000	$658,000
Audit-related fees(2)	—	72,000
Tax fees(3)	25,000	16,000
All other fees	—	—
	$738,000	$746,000

(1)
Audit fees billed by Grant Thornton LLP related to the audits of the Company's annual financial statements and internal control over financial reporting; the review of the Company's financial statements included in the quarterly reports on Form 10-Q; review of documents filed with the SEC; and reimbursement for direct out-of-pocket expenses.

(2)
Audit-related fees billed by Grant Thornton LLP related to audits of employee benefit plans, special procedures required to meet certain regulatory filings' requirements and professional services in connection with the purchase price allocation related to an acquisition.

(3)	Tax fees billed by Grant Thornton LLP for services relating to tax compliance, tax advice and tax planning.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background

The Board of Directors recognizes the significant interest of shareholders in executive compensation matters. Pursuant to amendments to Section 14A of the Exchange Act (which were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010), we are providing our shareholders with an opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers as disclosed in the Summary Compensation Table and other tables and the related narratives, as well as in the Compensation Discussion and Analysis section of this Proxy Statement, in accordance with SEC rules (commonly referred to as a "say-on-pay" vote).

Summary

We are asking our shareholders to provide advisory approval of the compensation of our Named Executive Officers (which consist of our Chief Executive Officer, Chief Financial Officer, and our other three highest paid executives), as such compensation is described in the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this Proxy Statement. Our executive compensation programs are designed to enable us to attract, motivate and retain executive talent, who are critical to our success. Our compensation philosophy and framework have resulted in compensation for our Named Executive Officers that is commensurate with both the Company’s financial results and the other performance factors described in the section of this Proxy Statement entitled Compensation Discussion and Analysis. Our executive compensation programs are designed to attract, motivate and retain executives and professionals of the highest level of quality and effectiveness. These programs focus on rewarding the types of performance that increase shareholder value, link executive compensation to the Company’s long-term strategic objectives and align executive officers’ interests with those of our shareholders. The Company believes that its executive compensation programs, which emphasize long-term equity awards and variable compensation, satisfy these goals. A substantial portion of each executive’s total compensation is intended to be variable and delivered on a pay-for-performance basis.

Recommendation

Our Board of Directors believes that the information provided above and within the “Management Compensation” section of this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to ensure that management’s interests are aligned with our shareholders’ interests and support long-term value creation.

The Board of Directors recommends that the shareholders vote “FOR” the adoption of the following non-binding resolution:

RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this Proxy Statement.

This say-on-pay vote is advisory, and therefore not binding on the Company, the Nominating, Compensation and Stock Option Committee or our Board of Directors.

PROPOSAL NO. 4
INDEPENDENT BOARD CHAIRMAN

A shareholder, the UAW Retiree Medical Benefits Trust, whose address is 110 Miller Avenue, Suite 100, Ann Arbor, MI 48104-1305, has advised the Company that it plans to introduce the following resolution at the Annual Meeting. We have been notified that the UAW Retiree Medical Benefits Trust is the beneficial owner of more than $2,000 in market value of the Company's common stock.

“Resolved:

That stockholders of Healthcare Services Group, Inc. ("HCSG" or "Company") ask the board of directors to adopt a policy that the board's Chairman be an independent director. If the board determines that a Chairman who was independent when he or she selected is no longer independent, the board shall promptly select a new Chairman who satisfies this independence requirement. Compliance with this requirement may be excused if no director who qualifies as independent is elected by stockholders or if no independent director is willing to serve as Chairman. This policy shall apply prospectively so as not to violate any contractual obligation at the time it is adopted."

“Supporting Statement:

HCSG’s CEO Daniel McCartney also serves as Chairman of the Company’s board. In our view, an independent board chairman promotes greater board effectiveness and accountability. The primary duty of a board of directors is to oversee the management of a company on behalf of its stockholders, and we believe that a combined CEO and chairman position conflicts with this important oversight function and weakens the board’s ability to exercise independent leadership.

In March 2009, the Chairmen’s Forum, a group of over 50 current and former board chairman, directors, chief executives, investors and governance experts hosted by Yale’s Millstein Center, endorsed the voluntary adoption of independent, nonexecutive board chairmen, finding that [t]he independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board. (Chairing the Board: The Case for Independent Leadership in Corporate North America, Yale Millstein Center, 2009).

Our request for an independent chairman policy at HCSG is not a referendum on Mr. McCartney’s performance. However, independent oversight is especially important at HCSG, where we believe the board lacks accountability. A majority of shareholders withheld support from the entire slate of directors standing for election at HCSG’s 2014 annual meeting, including four directors who have failed to receive majority support in previous years.

While a strong lead director may provide some degree of independent leadership when the CEO and chairman positions are combined, we do not believe HCSG’s lead director role effectively counterbalances independence and accountability concerns associated with a combined CEO/Chairman. For example, the lead director does not have explicit authority to approve board meeting schedules, agendas, or information provided to the board. It also is unclear whether the lead director is appointed solely by independent directors, or if non-independent directors are permitted to participate in the selection process.

In 2014 and 2013, a substantially similar proposal asking the board to adopt a policy providing for an independent chairman received over 61 percent support. Another proposal asking the board to adopt a simple majority vote standard for director elections received majority support in 2014, 2013, and 2012. HCSG has yet to implement either policy.

We urge you to vote FOR this proposal."

Company's Statement in Response to Shareholder Proposal

The Board believes the proposal is not in the best long term interests of the Company or its shareholders. The Board does not believe that an independent Chairman should be mandated or that the existence of an independent Chairman would deliver additional benefit for its shareholders.

The Board has already adopted many corporate governance measures, including establishing a strong independent Lead Director role, to help assure the Board’s ability to provide effective independent oversight of the CEO and management. Our Lead Director responsibilities are similar to those typically performed by an independent board chair and include:

(i)	approving agendas, schedules and supporting information provided to the Board;

(ii)	ensuring the Board has full, timely and relevant information to support its decision-making requirements;

(iii)	in the absence of the Chairman, performing the duties of the Chairman at Board meetings;

(iv)	consulting with the Chairman and the Board on the effectiveness of Board committees;

(v)	at its sole discretion, when necessary and appropriate, calling meetings of the Board’s non-employee directors;

(vi)	consulting with the Chairman as to the timeliness of the flow of information from the Company that is necessary for the directors to effectively perform their duties;

(vii)	serving as principal liaison between the non-employee, independent directors and the Chairman;

(viii)	if requested by shareholders, ensuring that he/she is available for consultation and direct communication; and

(ix)	other duties requested by the Board.

In addition, the function of the Board in monitoring the performance of our senior management is fulfilled by the presence of a majority of independent directors and the Lead Director arrangement. These corporate governance measures serve as effective counterbalances to factors commonly cited as reasons for having an independent Chairman. Our Lead Director serves a one-year term and is appointed by the non-employee, independent members of the Board.

In summary, the Board does not believe that an independent Chairman would deliver additional benefit for its shareholders. Our overall corporate governance policies and practices combined with the strength of our independent directors and Lead Director position enable the Board to formulate and direct corporate policies, provide independent oversight and evaluate the performance of our CEO and management. Therefore, the Board of Directors recommends shareholders vote “AGAINST” this Proposal.

OTHER MATTERS

So far as is now known, there is no business other than that described above to be presented for action by the shareholders at the Annual Meeting, but it is intended that the proxies will be exercised upon any other matters and proposals that may legally come before the Annual Meeting, or any adjournment or postponement thereof, in accordance with the discretion of the persons named therein.

DEADLINE FOR SHAREHOLDER PROPOSALS

Under our Second Amended and Restated By-laws, a shareholder who wishes to nominate an individual for election to the Board of Directors directly at an annual meeting, or to propose any business to be considered at an annual meeting, must deliver advance notice of such nomination or business to the Company. The shareholder must be a shareholder as of the date the notice is delivered and at the time of the annual meeting and must be entitled to vote at the meeting. The notice must be in writing and contain the information specified in our Second Amended and Restated By-laws for a director nomination or other business. With respect to the 2016 annual meeting, such notice must be delivered to, or mailed and received by, the Secretary of the Company at the principal executive offices no later than the close of business on December 21, 2015 (the 120th day prior to the first anniversary of the mailing date of the proxy statement for the preceding year’s annual meeting).

ANNUAL REPORT

The 2014 Annual Report to Shareholders, including financial statements, is being mailed herewith. If you do not receive your copy, please advise the Company and another will be sent to you. Certain information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed on February 19, 2015, is incorporated by reference to this proxy statement.

By Order of the Board of Directors,
DANIEL P. MCCARTNEY Chairman and Chief Executive Officer

Dated:	April 14, 2015
Bensalem, Pennsylvania

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission, may be obtained without charge by any shareholder of record on the record date upon written request addressed to: Secretary, Healthcare Services Group, Inc., 3220 Tillman Drive, Suite 300, Bensalem, PA 19020 or by visiting the Company’s website at www.hcsg.com.

Healthcare SERVICES GROUP

ANNUAL MEETING OF HEALTHCARE SERVICES GROUP, INC.

Date: May 26, 2015
Time: 10:00 A.M. (EDT)
Place: The Courtyard Philadelphia Bensalem, 3280 Tillman Drive, Bensalem, PA 19020

Please make your marks like this: ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote **FOR** proposals 1, 2 and 3 and a vote **AGAINST** on proposal 4.

1: To elect ten directors

	For	Withhold	Directors Recommend
01 Daniel P. McCartney	☐	☐	For
02 Robert L. Frome	☐	☐	For
03 Robert J. Moss	☐	☐	For
04 John M. Briggs	☐	☐	For
05 Dino D. Ottaviano	☐	☐	For
06 Theodore Wahl	☐	☐	For
07 Michael E. McBryan	☐	☐	For
08 Diane S. Casey	☐	☐	For
09 John J. McFadden	☐	☐	For
10 Jude Visconto	☐	☐	For

	For	Against	Abstain	Directors Recommend
2: To approve and ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for its current fiscal year ending December 31, 2015.	☐	☐	☐	For
3: To consider an advisory vote on executive compensation.	☐	☐	☐	For
4: To consider a shareholder proposal regarding an independent chairman of the board, if properly presented.	☐	☐	☐	Against

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here ____________ Please Date Above ____________

Please Sign Here ____________ Please Date Above ____________

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Healthcare SERVICES GROUP

Annual Meeting of Healthcare Services Group, Inc. to be held on Tuesday, May 26, 2015 for Holders as of April 2, 2015

This proxy is being solicited on behalf of the Board of Directors

VOTED BY:

INTERNET

Go To
www.proxypush.com/HCSG
- Cast your vote online.
- View Meeting Documents.

OR

Call **TELEPHONE**

866-390-5232
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned, revoking all previous proxies, hereby appoints Daniel P. McCartney and Jason J. Bundick, attorneys and proxies with full power of substitution and with all the powers the undersigned would possess if personally present, to vote all shares of HEALTHCARE SERVICES GROUP, INC. owned by the undersigned at the Annual Meeting of Shareholders of said corporation to be held at the place set forth above, and at any adjournment or postponement thereof, in the transaction of such business as may properly come before the meeting or any adjournment or postponement thereof, all as more fully described in the Proxy Statement, and particularly to vote as designated on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3 AND AGAINST FOR THE PROPOSAL IN ITEM 4.

All votes must be received by 11:59 P.M., Eastern Time, May 25, 2015.
All votes for 401(k) participants must be received by 5:00 P.M. on May 18, 2015.

PROXY TABULATOR FOR

HEALTHCARE SERVICES GROUP, INC.
P.O. BOX 8016
CARY, NC 27512-9903

EVENT #

CLIENT #

Proxy — Healthcare Services Group, Inc.
Annual Meeting of Stockholders
May 26, 2015, 10:00 a.m. (Eastern Day Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Daniel P. McCartney and Jason J. Bundick (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Healthcare Service Group, Inc., a Pennsylvania corporation ("the Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Courtyard Philadelphia Bensalem, 3280 Tillman Drive, Bensalem, PA 19020, on Tuesday, May 26, 2015 at 10:00 a.m. (EDT) and all adjournments thereof.

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →

The purpose of the Annual Meeting is to take action on the following:

1. To elect ten directors;
2. To approve and ratify the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for its current fiscal year ending December 31, 2015;
3. To consider an advisory vote on executive compensation;
4. To consider a shareholder proposal regarding an independent chairman of the board, if properly presented;
5. To consider and act upon such other business as may properly come before the meeting and any adjournment or postponement.

There are nine directors up for re-election and one new nominee. They are: Daniel P. McCartney, Robert L. Frome, Robert J. Moss, John M. Briggs, Dino D. Ottaviano, Theodore Wahl, Michael E. McBryan, Diane S. Casey, John J. McFadden and new nominee Jude Visconto.

The Board of Directors of the Company recommends a vote "FOR" all nominees for director and "FOR" proposals 2 and 3 and a vote "AGAINST" for proposal 4.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS DIRECTED BY THIS PROXY. IF NO DIRECTION IS MADE THEY WILL BE VOTED FOR THE ELECTION OF THE NOMINATED DIRECTORS, FOR RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE ADVISORY VOTE ON EXECUTIVE COMPENSATION AND AGAINST THE SHAREHOLDER PROPOSAL ALL AS RECOMMENDED IN THE PROXY STATEMENT, AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES OR PROXY ON ANY OTHER BUSINESS TRANSACTED AT THE ANNUAL MEETING.

(Continued and to be signed on the reverse side.)

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐